EXHIBIT 2.3
Execution Copy
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 23, 2007, by and among Cumulus Media, Inc., a Delaware corporation (the “Company”), Cloud Acquisition Corporation, a Delaware corporation (“Parent”), and the Persons executing this Agreement as “Contributing Stockholders” on the signature page hereto (each, a “Contributing Stockholder” and, collectively, the “Contributing Stockholders”).
WITNESSETH
     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time (the “Merger Agreement”), which provides, among other things, for the Merger of a subsidiary of Parent with and into the Company with the Company surviving, upon the terms and subject to the conditions set forth therein;
     WHEREAS, each Contributing Stockholder or an Affiliate controlled by such Contributing Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of Shares set forth next to such Contributing Stockholder’s name on Schedule A hereto; and
     WHEREAS, as an inducement to Parent and the Company entering into the Merger Agreement and incurring the obligations therein, Parent and the Company have required that each Contributing Stockholder, and each Contributing Stockholder has agreed to, enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
          Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Section 1.2 Other Definitions. For the purposes of this Agreement:
               (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
               (b) “Expiration Time” has the meaning set forth in Section 5.1.
               (c) “Owned Shares” has the meaning set forth in Section 2.1.

               (d) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
               (e) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.
ARTICLE II
AGREEMENT TO VOTE
          Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each Contributing Stockholder irrevocably and unconditionally agrees that, from and after the date hereof and until as applicable the Expiration Time, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances upon which a vote or other consent or approval (including a written consent) is sought, such Contributing Stockholder will (y) appear at such a meeting or otherwise cause all of such Contributing Stockholder’s Shares Beneficially Owned by such Contributing Stockholder as of the relevant time (“Owned Shares”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and, (z) vote, or cause to be voted, its Owned Shares in accordance with subsection (a) or (b) of this Section 2.1, as applicable.
               (a) Unless subsection (b) of this Section 2.1 is applicable, the Owned Shares shall be voted (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (iii) against any Company Acquisition Proposal or any transaction contemplated by such Company Acquisition Proposal, (iv) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, including any amendment of the Company’s organizational documents or other proposal or transaction involving the Company or any of its Subsidiaries which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of the Company or any of its Subsidiaries under or with respect to the Merger Agreement or any of the transactions contemplated hereby or thereby, (v) against any amendment to the Company’s organizational documents, extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement) and (vi) against any action, proposal, transaction or agreement that would reasonably be expected to result in any breach in any respect of any covenant, representation or warranty or any other obligation or agreement contained in the Merger Agreement or in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.
               (b) If the Board of Directors (acting through the Special Committee) terminates the Merger Agreement pursuant to Section 7.01(c)(ii) thereof in order to enter into a definitive agreement with respect to a Superior Proposal, or the Parent terminates the Merger Agreement pursuant to Section 7.01(d)(ii) thereof and in either case the Company pays to Parent the Termination Fee, then the Owned Shares will be voted (i) in favor of the adoption of the merger or other acquisition agreement reflecting the Superior Proposal and the consummation of the transactions contemplated thereby, (ii) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated thereby, (iii) against any other Company Acquisition Proposal or any transaction contemplated by any such Company Acquisition Proposal, (iv) against any proposal made in opposition to, or in competition or inconsistent with, the authorized Superior Proposal, including any amendment of the Company’s organizational documents or other proposal or transaction involving the Company or any of its Subsidiaries which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of the Company or any of its Subsidiaries under or with respect to the merger or other acquisition agreement reflecting the Superior Proposal and the consummation of the transactions contemplated thereby, (v) against any amendment to the Company’s organizational documents, extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by such merger or other acquisition agreement) and (vi) against any action, proposal, transaction or agreement that would reasonably be expected to result in any breach in any respect of any covenant, representation or warranty or any other obligation or agreement contained in such merger or other acquisition agreement or in any condition to the consummation of such transaction not being fulfilled.
          Section 2.2 Grant of Irrevocable Proxy.
               (a) In the case of a vote referred to in Section 2.1(a), each Contributing Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Contributing Stockholder’s agent, attorney and proxy, with full power of substitution and resubstitution, to vote or act by written consent until the Expiration Time with respect the Owned Shares solely with respect to the matters and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of each Contributing Stockholder under this Agreement. In the case of a vote referred to in Section 2.1(a), each Contributing Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The proxy and power of attorney granted pursuant to this Section 2.2(a) by each Contributing Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Contributing Stockholder. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Contributing Stockholder’s Owned Shares and a vote by such Contributing Stockholder of his, her or its Owned Shares. The power of attorney granted by each Contributing Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Contributing Stockholder. The proxy and power of attorney granted hereunder shall be automatically revoked upon termination of this Agreement in accordance with its terms.
               (b) In the case of a vote referred to in Section 2.1(b), each Contributing Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, as such Contributing Stockholder’s agent, attorney and proxy, with full power of substitution and resubstitution, to vote or act by written consent until the Expiration Time with respect the Owned Shares solely with respect to the matters and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of each Contributing Stockholder under this Agreement. In the case of a vote referred to in Section 2.1(b), each Contributing Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The proxy and power of attorney granted pursuant to this Section 2.2(b) by each Contributing Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Contributing Stockholder. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Contributing Stockholder’s Owned Shares and a vote by such Contributing Stockholder of his, her or its Owned Shares. The power of attorney granted by each Contributing Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Contributing Stockholder. The proxy and power of attorney granted hereunder shall be automatically revoked upon termination of this Agreement in accordance with its terms.
          Section 2.3 Additional Shares. Each Contributing Stockholder hereby agrees, while this Agreement is in effect, promptly to notify Parent and the Company of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Contributing Stockholder, if any, after the date hereof and before the Expiration Time. Any such Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though Beneficially Owned by such Contributing Stockholder as of the date hereof.
          Section 2.4 Restrictions on Transfer, Etc. Except as provided for or permitted herein, each Contributing Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares; (ii) tender any Owned Shares into any tender or exchange offer or otherwise; (iii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to such Contributing Stockholder’s Owned Shares or (iv) otherwise restrict the ability of such Contributing Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Contributing Stockholder may make transfers of Owned Shares (a) for estate planning or similar purposes so long as such Contributing Stockholder or another Contributing Stockholder retains control over the voting and disposition of such Owned

Shares and agrees in writing to continue to vote such Owned Shares in accordance with this Agreement and (b) pursuant to the Equity Rollover Commitment of such Contributing Stockholder. Each Contributing Stockholder further agrees to authorize and hereby authorizes Parent and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of Contributing Stockholders. Each Contributing Stockholder, severally and not jointly, represents and warrants to the Company and Parent as of the date of this Agreement and at all times during the term of this Agreement, as follows:
               (a) Such Contributing Stockholder has the requisite capacity and all necessary authority to execute and deliver this Agreement and to fulfill and perform such Contributing Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Contributing Stockholder and constitutes a legal, valid and binding agreement of such Contributing Stockholder enforceable against such Contributing Stockholder in accordance with its terms.
               (b) The number of Shares of Company Common Stock constituting Owned Shares of such Contributing Stockholder as of the date hereof, and the number of votes which the holder of such Shares shall be entitled to cast in respect of any matter as to which holders of Shares are entitled to cast votes, are set forth next to such Contributing Stockholder’s name on Schedule A of this Agreement. Such Contributing Stockholder or an Affiliate controlled by such Contributing Stockholder is the record and Beneficial Owner and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement or the Equity Rollover Commitment of such Contributing Stockholder or as set forth on Schedule A hereto), of the Owned Shares, and, except as provided in this Agreement, has sole and unrestricted power to dispose of and vote all of such Contributing Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Contributing Stockholder’s Owned Shares (other than as set forth on Schedule A hereto). The Owned Shares set forth next to such Contributing Stockholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Contributing Stockholder as of the date hereof, and, except for such Contributing Stockholder’s Owned Shares and the Owned Shares owned by the other Contributing Stockholders who are parties to this Agreement, such Contributing Stockholder or an Affiliate controlled by such Contributing Stockholder does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (excluding Company Stock Options). Except as set forth on Schedule A hereto, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Contributing Stockholder to Transfer or caused to be Transferred any of its Owned Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.
               (c) Other than the filing by such Contributing Stockholder of any reports with the SEC required by Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Contributing Stockholder, the consummation by such Contributing Stockholder of the transactions contemplated hereby or compliance by such Contributing Stockholder with any of the provisions hereof (i) requires any Governmental Authorization, or any consent of, filing with or notification to, any other Person, by such Contributing Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or Contract to which such Contributing Stockholder is a party or by which such Contributing Stockholder or any of such Contributing Stockholder’s properties or assets (including such Contributing Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Contributing Stockholder or any of such Contributing Stockholder’s properties or assets (including such Contributing Stockholder’s Owned Shares), or (iv) results in a Lien upon any of such Contributing Stockholder’s properties or assets (including such Contributing Stockholder’s Owned Shares).
               (d) Such Contributing Stockholder has duly complied with all applicable Federal and State securities Laws in connection with the execution and delivery by such Contributing Stockholder of this Agreement and such Contributing Stockholder’s performance hereunder.
ARTICLE IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS
          Section 4.1 Waiver of Appraisal Rights. Each Contributing Stockholder hereby waives any appraisal rights that such Contributing Stockholder may have with respect to either (i) the Merger or (ii) the merger or other transaction contemplated by a Superior Proposal for which the Contributing Stockholder has agreed to vote pursuant to Section 2.1(b).
          Section 4.2 Disclosure. Each Contributing Stockholder, severally and not jointly, hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such Contributing Stockholder’s identity and ownership of the Owned Shares and the nature of such Contributing Stockholder’s obligations under this Agreement.
          Section 4.3 Non-Interference; Further Assurances. Each Contributing Stockholder agrees that, prior to the termination of this Agreement, such Contributing Stockholder shall not take any action that would make any representation or warranty of such Contributing Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Contributing Stockholder of its obligations under this Agreement. Each Contributing Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or the Company to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
          Section 4.4 No Solicitation. From and after the No-Shop Period Start Date, subject to Section 6.18, each Contributing Stockholder agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to any Company Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal, (iv) or execute or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal, or (v) propose or agree to do any of the foregoing. From and after the No-Shop Period Start Date, each Contributing Stockholder agrees that it shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than the parties hereto) that has made or indicated an intention to make a Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, (x) if the Company, its Subsidiaries or any of their respective Representatives has provided information to or entered into discussions or negotiations with, in each case in compliance with the provisions of Section 5.02 of the Merger Agreement, any person or persons in response to an Acquisition Proposal made by such person or persons, then each Contributing Stockholder may provide information to and engage in discussions or negotiations with such person or persons as and to the extent that the Company, its Subsidiaries or their respective Representatives are permitted to do so pursuant to the terms of the Merger Agreement and (y) each Contributing Stockholder shall be permitted to comply with its disclosure obligations under applicable law.
ARTICLE V
TERMINATION
          Section 5.1 Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Time”) (a) with respect to a Contributing Stockholder’s obligations hereunder in respect of the Merger Agreement and the Merger, (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of Parent and the Company to terminate this Agreement; and (b) with respect to a Contributing Stockholder’s obligations hereunder in respect of a Superior Proposal, (i) the effective time of any merger of the Company provided for in such Superior Proposal or, if there is no provision for such a merger, the closing of the transactions contemplated thereby, (ii) the termination of the acquisition agreement reflecting the Superior Proposal in accordance with its terms, and (iii) the public announcement by the Company of the withdrawal by the Company’s Board of Directors (acting through the Special Committee) of its recommendation of the Superior Proposal).
          Section 5.2 Effect of Termination. Upon termination of a Contributing Stockholder’s obligations hereunder in respect of the Merger Agreement and the Merger, the rights and obligations of the Parent under this Agreement will also automatically terminate and become void without further action by any party except for the provisions of this Article V and Article VI, which will survive such termination. Upon the later to occur of termination of a Contributing Stockholder’s obligations hereunder in respect of the Merger Agreement and the Merger, and the termination of a Contributing Stockholder’s obligations hereunder in respect of a Superior Proposal, the rights and obligations of all of the parties will terminate and become void without further action by any party except for the provisions of this Article V and Article VI, which will survive such termination. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
ARTICLE VI
GENERAL
          Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Contributing Stockholder, to the address set forth for such Contributing Stockholder on Schedule A hereto, and (ii) if to the Company or Parent, in accordance with Section 8.07 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication, if to a Contributing Stockholder, will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.
          Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.
          Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

          Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void; except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment will alter or effect in any way Parent’s obligations hereunder.
          Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation in the case of each Contributing Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Contributing Stockholder’s Owned Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of such Contributing Stockholder).
          Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.
          Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.
          Section 6.9 Waiver. The failure of any party to assert any of its rights, powers or remedies under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver of his or its right to exercise any such or other right, power or remedy or to demand such compliance.
          Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
          Section 6.11 Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
          Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
          Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
          Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Contributing Stockholder when executed by such Contributing Stockholder, Parent and the Company. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
          Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware, provided that nothing in this Section 6.16 shall prevent a party from seeking injunctive relief in any court of the United States or any state having jurisdiction as provided in Section 6.15 above. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts, provided that nothing in this Section 6.16 shall prevent a party from seeking injunctive relief in any court of the United States or any state having jurisdiction as provided in Section 6.15 above. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.
          Section 6.17 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation, controversy or other Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
          Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Contributing Stockholder solely in such Contributing Stockholder’s capacity as the Beneficial Owner of such Contributing Stockholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Contributing Stockholder in his capacity as a director or officer of the Company (including, without limitation, under the Merger Agreement and under the Cooperation Agreement, dated as of the date hereof, between the Company and certain parties thereto), or any of its controlled affiliates (but not on his own behalf as a stockholder) and the taking of any actions (or failure to act) in his capacity as an officer or director of the Company, or any of its controlled affiliates will not be deemed to constitute a breach of this Agreement.
[ SIGNATURE PAGE TO FOLLOW ]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

CUMULUS MEDIA, INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Vice President, Secretary and General Counsel

CLOUD ACQUISITION CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and CEO

/s/ Lewis W. Dickey, Jr.

Lewis W. Dickey, Jr.

/s/ John W. Dickey

John W. Dickey

/s/ David W. Dickey

David W. Dickey

/s/ Michael W. Dickey

Michael W. Dickey

/s/ Lewis W. Dickey, Sr.

Lewis W. Dickey, Sr.

SCHEDULE A

Contributing Stockholder	Shares	Votes	Notes
Lewis W. Dickey, Jr. (Class A)	1,612,449	1,612,449	(1), (2), (3)
c/o Cumulus Media, Inc. (Class C)	644,871	6,448,710

14 Piedmont Center Total	2,257,320	8,061,159
Suite 1400
Atlanta, Georgia 30305

Lewis W. Dickey, Sr. (Class A)	884,000	884,000
11304 Old Harbor Road
North Palm Beach, Florida 33408

John W. Dickey (Class A)	1,767,246	1,767,246	(2)
c/o Cumulus Media, Inc 14 Piedmont Center Suite 1400 Atlanta, Georgia 30305

David W. Dickey (Class A)	1,254,352	1,254,352
c/o Dickey Broadcasting Company 14 Piedmont Center Suite 1400 Atlanta, Georgia 30305

Michael W. Dickey (Class A)	1,347,683	1,347,683
c/o Dickey Publishing, Inc. 14 Piedmont Center Suite 1200 Atlanta, Georgia 30305

Notes:

(1)	Includes 10,000 shares of Class A Common Stock held of record by DBBC, L.L.C., a Georgia limited liability company (“DBBC”), over which the Contributing Stockholder shares voting power. The Contributing Stockholder is the sole manager of DBBC.

(2)	All shares held by the Contributing Stockholder have been pledged as collateral to UBS Securities, or an affiliate thereof, to secure a loan made to the Contributing Stockholder.

(3)	The Contributing Stockholder is a party to a Voting Agreement, dated June 30, 1998, that is described in the Contributing Stockholder’s statement on Schedule 13D originally filed on August 29, 2002.